UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2008

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 South Park Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement for the Purchase and Sale of Activated Carbon

On September 9, 2008, Red River Environmental Products, LLC (“Red River”), a wholly-owned subsidiary of ADA-ES, Inc. (“we”), entered into a Carbon Supply Agreement (“Agreement”) with Luminant Generation Company, LLC (“Luminant”). Under the Agreement, Red River will supply treated activated carbon (“AC”) to Luminant beginning in the first half of 2009, and ending on the earlier of December 31, 2014 or such time as Luminant has purchased its minimum AC commitment under the Agreement.

Luminant has committed to purchase a minimum quantity of AC on a “take or pay” basis over the initial term of the Agreement, with the option to reduce such amounts on a going forward basis, if and when, Red River has sold over 400 million pounds of AC to customers, such 400 million pounds to be delivered during the term of the Agreement pursuant to annual or longer delivery contracts. We expect minimum gross revenue to Red River of approximately $125 million over the initial term. Luminant has the right to nearly double its purchase commitments under the Agreement, which would result in significant additional revenue to Red River.

The Agreement provides for Red River to initially deliver AC from alternate sources it must develop. Luminant may terminate the Agreement if Red River fails to meet certain specified project development milestones or defaults in deliveries after commencing delivery from its planned Louisiana facility.

If Luminant terminates the Agreement as a result of Red River’s default on or before January 30, 2009, damages are capped at $1 million. If Luminant terminates the Agreement for Red River’s default after January 30, 2009, but prior to commencement of delivery of AC from Red River’s AC manufacturing facility, Luminant’s remedy will be limited to cover damages, up to a maximum of $10 million, and termination under those circumstances would only be as to that portion of the Agreement relating to AC to be delivered through the first calendar quarter of 2010. Both parties are entitled to require specific performance of the other in limited circumstances when the cover remedies prove inadequate. Red River has the right to terminate the Agreement up to December 31, 2008, in which case it would owe Luminant liquidated damages of $1 million, if it reasonably believes that it cannot secure third party debt financing (“Financial Close”) for its planned AC manufacturing facility no later than January 30, 2009. The Financial Close deadline has a 30 day cure period.

We have guaranteed the obligations of Red River under the Agreement. Red River is obligated to replace our guaranty with a $1 million irrevocable letter of credit by no later than January 15, 2009 as security for Red River’s performance under the Agreement. No later than five business days after Financial Close of the debt financing portion for the Red River facility, each party is obligated to deliver to the other a $10 million standby, unconditional, irrevocable letter of credit to secure its obligations to the other party in the event of its default. Red River’s $10 million letter of credit would replace its $1 million letter of credit.

We will file the Agreement as an exhibit to our Form 10-Q for the quarter ending September 30, 2008.

Cautionary Advice Regarding Forward-Looking Statements

Our statements regarding the dates when Red River will begin deliveries of AC to Luminant and the expected revenue Red River will receive under the Agreement are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statement are based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Such statements involves significant risks and uncertainties, which could cause actual events or results to differ materially from those discussed in the forward-looking statement as a result of various factors which we discuss in greater detail in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. Actual events or results could differ materially as a result of various factors, including but not limited to, availability of adequate sources of AC and other raw materials and treatment and storage facilities when needed, our ability to obtain acceptable financing for our planned AC production facility in a timely manner, the ability of our construction contractor to complete the facility on a timely basis, changes in the project development schedule and costs, the impact of the lawsuit filed against us by Norit Americas, Inc., operational difficulties, changes in laws or regulations and other factors discussed in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on the forward-looking statement made in this Current Report, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this Current Report are presented as of the date hereof, and we disclaim any duty to update such statement unless required by law to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc. Registrant

Date: September 15, 2008	/s/ Mark H. McKinnies
Mark H. McKinnies Senior VP & Chief Financial Officer